                                                                    EXHIBIT 99.5





FINANCIAL STATEMENTS

The Hard Disk Drive Group of Quantum Corporation
Years ended March 31, 2001, 2000, and 1999

                              Hard Disk Drive Group

                          Combined Financial Statements

                   Years ended March 31, 2001, 2000, and 1999


                                    CONTENTS

Report of Independent Auditors
Audited Combined Financial Statements
Combined Balance Sheets
Combined Statements of Operations
Combined Statement of Group Equity
Combined Statements of Cash Flows
Notes to Combined Financial Statements

                         Report of Independent Auditors


The Board of Directors and Stockholders of
Quantum Corporation

We have audited the accompanying balance sheets of the Hard Disk Drive group (as described in Note 1) of Quantum Corporation as of March 31, 2001 and 2000, and the related combined statements of operations, group equity, and cash flows for each of the three years in the period ended March 31, 2001. These financial statements are the responsibility of Quantum Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hard Disk Drive group (as described in Note 1) at March 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States.

As more fully described in Note 1 to these financial statements, the Hard Disk Drive group is a business group of Quantum Corporation; accordingly, the combined financial statements of the Hard Disk Drive group should be read in conjunction with the audited consolidated financial statements of Quantum Corporation.


/s/ Ernst & Young LLP

Palo Alto, California
August 15, 2001

                              Hard Disk Drive Group

                             Combined Balance Sheets

                                 (In thousands)

                                                                                    MARCH 31,
                                                                         --------------------------------
                                                                            2001                  2000
                                                                         ----------            ----------
ASSETS
Current assets:
  Cash and cash equivalents                                              $  403,653            $  581,542
  Marketable securities                                                       4,502                30,048
  Accounts receivable, net of allowance for doubtful accounts
   of $2,083 and $19,618 respectively                                       259,339               395,118
  Inventories                                                               179,197               122,347
  Due from the DLT & Storage System Group                                    66,853                56,014
  Deferred taxes                                                             46,680                78,713
  Other current assets                                                       40,084                58,356
                                                                         ----------            ----------
Total current assets                                                      1,000,308             1,322,138

Property, plant, and equipment, less accumulated depreciation               138,566               158,548
Intangible assets, net                                                           --                 1,915
Non-current deferred income tax asset                                        55,648                    --
Other assets                                                                 26,898                21,361
                                                                         ----------            ----------
                                                                         $1,221,420            $1,503,962
                                                                         ==========            ==========

LIABILITIES AND GROUP EQUITY
CURRENT LIABILITIES:
  Accounts payable                                                       $  229,931            $  375,614
  Accrued warranty                                                           38,977                46,967
  Accrued compensation                                                       41,785                54,073
  Income taxes payable                                                       83,022                44,284
  Current portion of long-term debt                                           1,132                 1,033
  Other accrued liabilities                                                  70,769               100,005
                                                                         ----------            ----------
Total current liabilities                                                   465,616               621,976

Deferred taxes                                                                   --                41,758
Due to the DLT & Storage System Group                                        95,833                95,833
Long-term debt                                                               36,608                37,838
Commitments and contingencies
Group equity                                                                623,363               706,557
                                                                         ----------            ----------
                                                                         $1,221,420            $1,503,962
                                                                         ==========            ==========


See accompanying notes.

                              Hard Disk Drive Group

                        Combined Statements Of Operations

                      (In thousands, except per share data)


                                                                            YEARS ENDED MARCH 31,
                                                         -----------------------------------------------------------
                                                            2001                    2000                    1999
                                                         -----------             -----------             -----------
Revenue                                                  $ 3,046,489             $ 3,311,579             $ 3,599,320
Cost of revenue - on net sales                             2,651,478               3,024,441               3,307,901
Cost of revenue - special charge (benefit)                   (15,856)                 57,068                      --
                                                         -----------             -----------             -----------
Gross profit                                                 410,867                 230,070                 291,419

Operating expenses:
  Research and development                                   253,982                 242,383                 253,893
  Sales and marketing                                        103,867                 110,132                 114,389
  General and administrative                                  58,134                  66,141                  55,592
  Special charge/Merger Costs                                 18,435                   2,338                      --
                                                         -----------             -----------             -----------
                                                             434,418                 420,994                 423,874
                                                         -----------             -----------             -----------

Loss from operations                                         (23,551)               (190,924)               (132,455)
Interest income and other, net                                25,200                  22,150                  19,161
Interest expense                                             (11,309)                 (9,407)                 (9,159)
Loss from investee                                                --                      --                (142,050)

                                                         -----------             -----------             -----------
Loss before income taxes                                      (9,660)               (178,181)               (264,503)
Income tax benefit                                            (2,900)                (73,411)               (111,977)
                                                         -----------             -----------             -----------
Net loss                                                 $    (6,760)            $  (104,770)            $  (152,526)
                                                         ===========             ===========             ===========

Net loss per share:
  Basic and diluted                                      $     (0.09)
                                                         ===========

Weighted-average common shares:
  Basic and diluted                                           78,407
                                                         ===========

Net loss for the period from August 4,
 1999 to March 31, 2000                                                          $   (27,549)
                                                                                 ===========

Net loss per share:
  Basic and diluted                                                              $     (0.33)
                                                                                 ===========

Weighted-average common shares:
  Basic and diluted                                                                   83,018
                                                                                 ===========

Pro forma net loss per share (1):
  Basic and diluted                                                              $     (1.26)            $     (1.90)
                                                                                 ===========             ===========

Pro forma weighted-average common shares (1):
  Basic and diluted                                                                   83,096                  80,335
                                                                                 ===========             ===========

(1) Pro forma net loss per share and pro forma weighted average common shares assume the tracking stock recapitalization occurred at the beginning of the earliest period presented.

See accompanying notes.

                              Hard Disk Drive Group

                       Combined Statements Of Group Equity

                                 (In thousands)


                                                                                     RETAINED        ACCUMULATED
                                                                                     EARNINGS           OTHER
                                                                                   (ACCUMULATED     COMPREHENSIVE
                                                                     OTHER           DEFICIT)        INCOME (LOSS)    GROUP EQUITY
                                                                   ---------       ------------     --------------    ------------
Balances at March 31, 1998                                         $ 676,714         $ 231,194         $ (1,462)        $ 906,446
  Comprehensive loss:
    Net loss                                                              --          (152,526)              --          (152,526)
    Other comprehensive income-foreign
      currency translation adjustments                                    --                --              612               612
                                                                                                                        ---------
  Comprehensive loss                                                      --                --               --          (151,914)
  Shares issued under employee stock purchase plan                     8,013                --               --             8,013
  Shares issued under employee stock option plans, net                 6,081                --               --             6,081
  New shares issued in connection with an acquisition                  7,662                --               --             7,662
  Conversion of acquisition stock options                              7,456                --               --             7,456
  Compensation expense and other                                       1,879                --               --             1,879
  Tax benefits related to stock option plans                           5,623                --               --             5,623
                                                                   ---------         ---------         --------         ---------
Balances at March 31, 1999                                           713,428            78,668             (850)          791,246
  Comprehensive loss:
    Net loss                                                              --          (104,770)              --          (104,770)
    Other comprehensive income:
      Foreign currency translation adjustments                            --                --             (212)               --
      Unrealized gain on investments, net
       of income taxes of $12,025                                         --                --           18,023                --
                                                                                                       --------
      Other comprehensive income                                          --                --           17,811            17,811
                                                                                                                        ---------
    Comprehensive loss                                                    --                --               --           (86,959)
  Shares issued under employee stock purchase plan                     7,331                --               --             7,331
  Shares issued under employee stock option plans, net                 9,120                --               --             9,120
  New shares issued in connection with an acquisition                    825                --               --               825
  Conversion of acquisition stock options                              2,010                --               --             2,010
  Treasury shares repurchased and retired                            (20,932)               --               --           (20,932)
  Compensation expense and other                                       2,487                --               --             2,487
  Tracking stock issuance costs                                       (3,608)               --               --            (3,608)
  Tax benefits related to stock option plans                           5,037                --               --             5,037
                                                                   ---------         ---------         --------         ---------
Balances at March 31, 2000                                           715,698           (26,102)          16,961           706,557
  Comprehensive loss:
    Net loss                                                              --            (6,760)              --            (6,760)
    Other comprehensive income:
      Foreign currency translation adjustments                            --                --           (6,041)               --
      Unrealized loss on investments, net of tax of $10,218               --                --          (15,328)               --
                                                                                                       --------
    Other comprehensive loss                                              --                --          (21,369)          (21,369)
                                                                                                                        ---------
    Comprehensive Loss                                                    --                --               --           (28,129)
  Shares issued under employee stock purchase plan                     6,273                --               --             6,273
  Shares issued under employee stock option plans, net                19,649                --               --            19,649
  Treasury shares repurchased and retired                            (83,241)          (11,355)              --           (94,596)
  Compensation expense and other                                       5,874                --               --             5,874
  Tracking stock issuance costs                                          (50)               --               --               (50)
  Tax benefits related to stock option plans                           7,785                --               --             7,785
                                                                   ---------         ---------         --------         ---------
Balances at March 31, 2001                                         $ 671,988         $ (44,217)        $ (4,408)        $ 623,363
                                                                   =========         =========         ========         =========


See accompanying notes.

                              Hard Disk Drive Group

                        Combined Statements Of Cash Flows

                                 (In thousands)


                                                                               YEARS ENDED MARCH 31,
                                                               -----------------------------------------------------
                                                                 2001                  2000                  1999
                                                               ---------             ---------             ---------
OPERATING ACTIVITIES
Net loss                                                       $  (6,760)            $(104,770)            $(152,526)
Adjustments to reconcile net loss to net cash
  provided by (used in) operations:
  Loss from investee                                                  --                    --               124,809
  Special charge                                                      --                52,443                    --
  Depreciation                                                    46,495                64,659                66,570
  Amortization                                                     2,742                 3,912                 4,458
  Deferred taxes                                                 (55,145)               18,734                19,516
  Compensation related to stock incentive plans                    5,875                 2,487                 1,879
  Changes in assets and liabilities:
    Accounts receivable                                          135,779                (2,789)              193,519
    Inventories                                                  (56,850)               25,177                64,483
    Accounts payable                                            (145,683)               33,270               (58,980)
    Income taxes payable                                          46,523                10,873                (6,367)
    Accrued warranty                                              (7,990)                8,050                (1,322)
    Other assets and liabilities                                 (28,177)                5,010                (9,255)
                                                               ---------             ---------             ---------
Net cash provided by (used in) operating activities              (63,191)              117,056               246,784
                                                               ---------             ---------             ---------

INVESTING ACTIVITIES
Purchases of marketable securities                                    --               (33,367)              (78,145)
Maturities of marketable securities                                   --                57,793               125,292
Purchases of equity securities                                   (14,135)                 (750)                   --
Decrease in equity securities                                      1,000                    --                    --
Investment in property and equipment                             (34,538)              (50,416)              (82,486)
Proceeds from disposition of property and equipment                2,831                    --                   140
Proceeds from repayment of note receivable                            --                 3,126                    --
                                                               ---------             ---------             ---------
Net cash used in investing activities                            (44,842)              (23,614)              (35,199)
                                                               ---------             ---------             ---------

FINANCING ACTIVITIES
Proceeds from long-term credit facilities                             --                 3,333                 8,333
Inter-group proceeds for common stock issued                          --                 2,835                15,118
Purchase of treasury stock                                       (94,597)              (20,932)                   --
Proceeds from factoring                                          100,000                    --                    --
Payments on factoring                                           (100,000)                   --                    --
Principal payments on long-term credit facilities                 (1,131)               (9,704)               (2,645)
Proceeds from issuance of common stock, net                       25,872                12,843                14,094
                                                               ---------             ---------             ---------
Net cash provided by (used in) financing activities              (69,856)              (11,625)               34,900
                                                               ---------             ---------             ---------

Increase in cash and cash equivalents                           (177,889)               81,817               246,485
Cash and cash equivalents at beginning of period                 581,542               499,725               253,240
                                                               ---------             ---------             ---------
Cash and cash equivalents at end of period                     $ 403,653             $ 581,542             $ 499,725
                                                               =========             =========             =========

                              Hard Disk Drive Group

                                 (In thousands)

                                                                         YEARS ENDED MARCH 31,
                                                             ---------------------------------------------
                                                              2001               2000               1999
                                                             -------            -------            -------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                                   $ 5,253            $ 8,993            $ 8,908
                                                             -------            -------            -------
  Income taxes                                               $11,077            $17,477            $21,864
                                                             =======            =======            =======

See accompanying notes.

                              Hard Disk Drive Group

                     Notes to Combined Financial Statements

                                 March 31, 2001


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Quantum has operated its business through two separate business groups: the Hard Disk Drive group ("HDD") and the DLT & Storage Systems group ("DSS"). HDD designs, develops and markets a diversified product portfolio of hard disk drives to meet the storage requirements of entry-level to high-end desktop PCs in home and business environments, and high-end hard disk drives for the demanding storage needs of network servers, workstations and storage sub-systems. HDD also designs hard disk drives for consumer electronics devices. DSS designs, develops, manufactures, licenses and markets DLTtape drives, DLTtape media cartridges and storage systems. DSS's storage systems consist of DLTtape libraries, solid state storage systems, network attached storage appliances and service.

On July 23, 1999, Quantum's stockholders approved a tracking stock proposal. As a result, Quantum's Certificate of Incorporation was amended and restated, effective as of the close of business on August 3, 1999, designating two new classes of Quantum Corporation common stock, DLT & Storage Systems group common stock, $.01 par value per share and Hard Disk Drive group common stock, $.01 par value per share. On August 3, 1999, each authorized share of Quantum common stock, $.01 par value per share, was exchanged for one share of DSS stock and one-half share of HDD stock. These two securities were intended to track separately the performance of the DLT & Storage Systems group and the Hard Disk Drive group.

On March 30, 2001, Quantum's stockholders approved the sale of HDD to Maxtor Corporation ("Maxtor"). On April 2, 2001, each authorized share of HDD common stock was exchanged for 1.52 shares of Maxtor common stock. (See Note 19)

                              Hard Disk Drive Group

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FINANCIAL STATEMENT PRESENTATION (CONTINUED)

The combined financial statements of HDD together with the combined financial statements of DSS (not presented herein), include all of the accounts in the consolidated financial statements of Quantum. The separate group combined financial statements give effect to the accounting policies applicable with the implementation of the tracking stock proposal. The separate HDD financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (i) the historical balance sheets, results of operations, and cash flows of businesses that comprise HDD, with all significant intragroup transactions and balances eliminated and (ii) corporate assets and liabilities of Quantum and related transactions identified with HDD, including allocated portions of Quantum's debt and selling, general and administrative costs. Transactions between HDD and DSS are not eliminated in the separate financial statements of HDD. Certain amounts in prior periods have been reclassified to conform to current presentation. The major reclassifications relate to the assumption of Quantum's $287.5 million of convertible subordinated debt in its entirety by DSS, the assumption of a $37.7 million mortgage loan in its entirety by HDD and the transfer of $7.7 million of equity investments from HDD to DSS, to reflect more closely the HDD assets acquired and liabilities assumed by Maxtor (see Note 19).

The combined financial statements of the Hard Disk Drive group provide HDD stockholders with financial information about the Hard Disk Drive group's operations. Holders of HDD stock and DSS stock are Quantum stockholders and are subject to all of the risks of an investment in Quantum and all of Quantum's businesses, assets and liabilities. HDD's combined financial statements should be read in conjunction with Quantum's consolidated financial statements.

HDD's combined financial statements reflect the application of the management and allocation policies adopted by the Board to various corporate activities, as described below.

FINANCING ACTIVITIES

Quantum managed most financial activities of HDD and DSS on a centralized basis. Such financial activities included the investment of surplus cash, the issuance and repayment of short-term and long-term debt, the issuance and repurchase of common stock, and the issuance and repurchase of any preferred stock.

                              Hard Disk Drive Group

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FINANCING ACTIVITIES (CONTINUED)

The Board adopted the following financing policy that affected the combined statements of HDD and DSS: Quantum allocated its debt between the groups ("pooled debt") or, if Quantum determined, in its entirety to a particular group.

Cash allocated to one group that was used to repay pooled debt decreased such group's allocated portion of the pooled debt. Cash or other property allocated to one group that was transferred to the other group, if so determined by the Board, decreased the transferring group's allocated portion of the pooled debt and, correspondingly, increased the recipient group's allocated portion of the pooled debt.

Pooled debt bore interest for group financial statement purposes at a rate equal to the weighted average interest rate of the debt calculated on a quarterly basis and applied to the average pooled debt balance during the period. Any expense related to increases in pooled debt was reflected in the weighted average interest or dividend rate of such pooled debt as a whole.

Debt for a particular financing, allocated in its entirety to one group, bore interest for group financial statement purposes at the rate determined by the Board. If the interest was higher than Quantum's actual cost, the other group received a credit for an amount equal to the difference as compensation for the use of Quantum's credit capacity. Any expense related to debt that was allocated in its entirety to a group was allocated in whole to that group.

Cash or other property that Quantum allocated to one group that was transferred to the other group was, accounted for either as a short-term loan or as a long-term loan. Short-term loans and long-term loans bore interest at a rate equal to the weighted average interest rate of Quantum's pooled debt. The Board established the terms on which long-term loans between the groups were made, including interest rate if not based on Quantum's weighted average interest rate, amortization schedule, maturity and redemption terms.

Although Quantum may have allocated its debt between groups, the debt remained an obligation of Quantum and all stockholders of Quantum are subject to the risks associated with that obligation.

The balance sheets of HDD as of March 31, 2001 and 2000, as presented, reflect the allocation of specific debt in its entirety to HDD, and not an allocation of pooled debt.

                              Hard Disk Drive Group

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOCATION OF SUPPORT ACTIVITIES

HDD was charged for specifically identified costs of certain support activities based upon HDD's use of such activities. Where determinations based on use alone were not practical, other methods and criteria were used to provide a reasonable allocation of the cost of support activities attributable to HDD. Such allocated support activities included certain selling and marketing, executive management, human resources, corporate finance, legal and corporate planning costs. The total of these allocations were $78 million, $71 million, and $70 million in fiscal years 2001, 2000 and 1999, respectively. It is not practicable to provide a detailed estimate of the expenses that would be recognized if HDD were a separate entity.

ALLOCATION OF FEDERAL, STATE AND FOREIGN INCOME TAXES

The income taxes of Quantum and the subsidiaries which own assets allocated between the groups were determined on a consolidated basis. Consolidated income tax provisions and related tax payments or refunds were allocated between the groups based principally on the taxable income and tax credits directly attributable to each group, as if each group were a stand-alone entity. Such allocations reflect each group's contribution (whether positive or negative) to Quantum's consolidated taxable income and the consolidated tax liability and tax credit position. Tax benefits that cannot be used by the group generating those benefits but can be used on a consolidated basis were credited to the group that generated such benefits. Accordingly, the amounts of taxes payable or refundable allocated to each group may not necessarily be the same as that which would have been payable or refundable had each group filed a separate income tax return.

The discussion of HDD's income tax provision (Note 15) should be read in conjunction with Quantum's consolidated financial statements and notes thereto.

                              Hard Disk Drive Group

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. In particular, significant estimates are required to value inventory and estimate the future cost associated with HDD's warranties. If the actual value of HDD's inventories and associated reserves differs from these estimates, HDD's operating results could be materially adversely impacted. The actual results with regard to warranty expenditures could also have a material adverse impact on HDD if the actual rate of unit failure or the cost to repair a unit is greater than what HDD has used in estimating the warranty expense accrual.

REVENUE RECOGNITION

Revenue from sales of products is recognized on passage of title to customers, when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed or determinable and collectibility is reasonably assured, with provision made for estimated returns. Quantum accrues royalty revenue based on licensees' sales that incorporate certain licensed technology as reported by the licensees.

In December 1999, the Securities and Exchange Commission ("SEC") issued SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB 101 summarized certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. SAB 101 was effective for HDD in the first quarter of fiscal year 2001. The adoption of SAB 101 did not have a material effect on HDD's financial position or results of operations.

                              Hard Disk Drive Group

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

Assets, liabilities, and operations of foreign offices and subsidiaries are recorded based on the functional currency of the entity. For a majority of HDD's material foreign operations, the functional currency is the U.S. dollar. The assets and liabilities of foreign offices with a local functional currency are translated at current exchange rates from the local currency to the reporting currency, the U.S. dollar. The resulting gains or losses are reported as a component of group equity. Although over half of HDD's sales are made to customers in non-U.S. locations and all of HDD's hard disk drive products are manufactured in Japan and Singapore by Matsushita-Kotobuki Electronics Industries, Ltd. ("MKE"), a majority of HDD's material transactions are denominated in U.S. dollars, including the purchase by HDD of hard disk drives manufactured by MKE. Accordingly, transaction gains or losses have been immaterial to the financial statements for all years presented. The effect of foreign currency exchange rate fluctuations on cash was also immaterial for the years presented. Assets and liabilities denominated in other than the functional currency are remeasured each month with the remeasurement gain or loss recorded in other income.

FOREIGN EXCHANGE CONTRACTS

The effect of foreign currency rate changes on the remeasurement of certain assets and liabilities denominated in a foreign currency are managed using foreign currency forward exchange contracts. Foreign currency forward exchange contracts represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price, on an agreed-upon settlement date. Foreign currency forward exchange contracts are accounted for by the fair value method, with changes in value recognized in other income.

CASH EQUIVALENTS AND MARKETABLE SECURITIES

Highly liquid debt instruments with a maturity of 90 days or less at the time of purchase are considered to be cash equivalents. Cash equivalents are carried at fair value, which approximates cost. Marketable securities have maturities of more than 90 days at the time of purchase. Cash equivalents and marketable securities have been classified as available-for-sale. Securities classified as available-for-sale are carried at fair value with material unrealized gains and losses reported in group equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are recorded in other income or expense. The cost of securities sold is based on the specific identification method.

                              Hard Disk Drive Group

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK

Quantum performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. Sales to HDD's top five customers in fiscal year 2001 represented 48% of revenue. Two customers in fiscal year 2001 each accounted for 12% of revenue. Reserves are maintained for potential credit losses and such losses have historically been within management's expectations.

Quantum invests its excess cash in deposits with major banks and in money market funds and short-term debt securities of companies with strong credit ratings from a variety of industries. These securities generally mature within 365 days and, therefore, bear minimal risk. Quantum has not experienced any material losses on these investments. Quantum, by corporate policy, limits the amount of credit exposure to any one issuer and to any one type of investment.

INVESTMENTS IN JOINT VENTURES AND OTHER ENTITIES

Investments in joint ventures and other entities are recorded in other assets. Investments in joint ventures are accounted for by the equity method. Dividends are recorded as a reduction of the carrying value of the investment when received.

Investments in other entities (less-than-20-percent-owned companies) that are not represented by marketable securities are carried at cost less write-downs for declines in value that are judged to be other-than-temporary. Dividends are recorded in other income when received.

INVENTORIES

Inventories are carried at the lower of cost or market. Cost is determined on a first-in, first-out basis.

PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment are carried at cost, less accumulated depreciation and amortization computed on a straight-line basis over the lesser of the estimated useful lives of the assets (generally three to ten years for machinery, equipment, furniture, and leasehold improvements; and twenty-five years for buildings) or the lease term.

                              Hard Disk Drive Group

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACQUIRED INTANGIBLE ASSETS

Acquired intangible assets are amortized over their estimated useful lives, which range from three to five years. The accumulated amortization at March 31, 2001 and 2000 was $10 million and $8 million, respectively. As at March 31, 2001, the acquired intangible assets had been fully amortized.

WARRANTY EXPENSE

HDD generally warrants its products against defects for a period of one to five years. A provision for estimated future costs and estimated returns for credit relating to warranty is recorded when products are shipped and revenue recognized.

ADVERTISING EXPENSE

HDD accrues for co-operative advertising as the related revenue is earned, and other advertising expense is recorded as incurred. Advertising expense for the years ended March 31, 2001, 2000 and 1999, was $22 million, $22 million, and $20 million, respectively.

STOCK-BASED COMPENSATION

As permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), HDD accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations. Under APB 25, when the exercise price of its employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Any deferred stock compensation calculated according to APB 25 is amortized over the vesting period of the individual stock awards.

                              Hard Disk Drive Group

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION (CONTINUED)

In March 2000, FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensations An Interpretation of APB Opinion No. 25." FIN 44 clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have a material impact on HDD's financial position or results of operations.

RISKS AND UNCERTAINTIES

HDD's business entails a number of risks. As is typical in the information storage industry, a significant portion of HDD's customer base is concentrated with a small number of OEMs, and HDD is not able to predict whether there will be any significant change in the demand for its customers' products. The loss of any one of HDD's more significant customers could have a material adverse effect on HDD's results of operations. A limited number of hard disk drive storage products make up a significant majority of HDD's sales, and due to increasingly rapid technological change in the industry, HDD's future depends on its ability to develop and successfully introduce new products. HDD utilizes a third party, MKE, to manufacture all of the products it sells. HDD relies on MKE's ability to bring new products rapidly to volume production and to meet stringent quality standards. MKE manufactures HDD's drives in Japan and Singapore. If MKE were unable to satisfy HDD's production requirements, HDD would not have an alternative source to meet the demand for its products without substantial delay and disruption to its operations.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Management does not expect adoption of SFAS No. 133, which is required to be adopted in fiscal year 2002, to have a material effect on HDD's financial position or results of operations.

                              Hard Disk Drive Group

NOTE 2. FINANCIAL INSTRUMENTS

AVAILABLE-FOR-SALE SECURITIES

The following is a summary of HDD's available-for-sale securities, all of which are classified as cash equivalents and marketable securities:


                                                                           MARCH 31,
                                                                  --------------------------
                                                                    2001              2000
                                                                  --------          --------
                                                                         (In thousands)
        Certificates of deposit                                   $146,619          $366,481
        Money market funds                                          88,203            81,907
        Corporate commercial paper and bank notes                  145,515            79,647
        U.S. Treasury securities and obligations of U.S.
         government agencies                                            --            17,978
        Other                                                       27,818            39,052
                                                                  --------          --------
                                                                  $408,155          $585,065
                                                                  ========          ========

        Included in cash and cash equivalents                     $403,653          $555,027
        Included in marketable securities                            4,502            30,048
                                                                  --------          --------
                                                                  $408,155          $585,065
                                                                  ========          ========


The difference between the amortized cost of available-for-sale securities and fair value was immaterial at March 31, 2001 and March 31, 2000. At March 31, 2001, unrealized gains on available-for-sale securities were recorded, net of tax, as a component of accumulated other comprehensive income within HDD's combined group equity. The estimated fair value of available-for-sale securities is based on market quotations. There were no sales of available-for-sale securities in fiscal years 2001 or 2000. At March 31, 2001, the average available-for-sale portfolio duration was approximately 22 days for debt securities, and no security had a maturity longer than one year

                              Hard Disk Drive Group

NOTE 2. FINANCIAL INSTRUMENTS (CONTINUED)

DERIVATIVE FINANCIAL INSTRUMENTS - CONSOLIDATED

FOREIGN EXCHANGE -- ASSET AND LIABILITY MANAGEMENT

During the periods covered by the financial statements, Quantum utilized foreign currency forward exchange contracts to manage the effects of foreign currency remeasurement arising from certain assets and liabilities denominated in a foreign currency. The gains and losses from market rate changes on these contracts, which are intended to offset the losses and gains on certain foreign currency denominated assets and liabilities, are recorded monthly in other income.

The following is a summary of Quantum's foreign currency forward contracts held for asset and liability management purposes:


                                                                  MARCH 31,
                                                           -------------------------
                                                           2001              2000
                                                           ---            ----------
                                                                 (In millions,
                                                            except for forward rates)
        Currency to be sold                                YEN                   Yen
        Maturity dates                                      --            April 2000
        Foreign currency notional amount                    --               650 yen
        Weighted average forward rate                       --                109.88
        U.S. dollar notional amount                         --               $   5.9
        U.S. dollar equivalent                              --               $   6.2
        Fair value                                          --               $  (0.3)

                              Hard Disk Drive Group

NOTE 2. FINANCIAL INSTRUMENTS (CONTINUED)

DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

FOREIGN EXCHANGE -- ASSET AND LIABILITY MANAGEMENT (CONTINUED)


                                                                                MARCH 31,
                                             ----------------------------------------------------------------------------
                                                           2001                                      2000
                                             ---------------------------------            -------------------------------
                                                                (In millions, except for forward rates)
                                             -----------           -----------            ----------       --------------
       Currency to be purchased              SWISS FRANC           SWISS FRANC                   Yen           Irish Punt
       Maturity dates                         APRIL 2001            APRIL 2000            April 2000           April 2000
       Foreign currency notional              57.0 SWISS            42.7 SWISS
         amount                                   FRANCS                FRANCS               400 yen       7.6 Irish Punt
       Weighted average forward
          rate                                      1.73                  1.65                 104.7                 1.23
        U.S. dollar notional amount               $ 32.9                $ 25.9                $  3.8               $  9.3
        U.S. dollar equivalent                    $ 32.8                $ 25.8                $  3.8               $  9.3
        Fair value                                $ (0.1)               $ (0.1)               $   --               $   --

There were no foreign currency forward contracts to be sold outstanding at March 31, 2001.

The fair values for foreign currency forward contracts represent the difference between the contracted forward rate and the quoted fair value of the underlying Yen, Swiss Francs or Irish Punt at the balance sheet dates. Quantum generally does not require collateral from the counter parties to foreign currency forward contracts.

CARRYING AMOUNT AND FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair value of HDD's borrowings are summarized as follows:


                                                                 MARCH 31,
                                   ----------------------------------------------------------------------
                                                2001                                 2000
                                   -----------------------------         --------------------------------
                                   CARRYING            CARRYING
                                    AMOUNT            FAIR VALUE           AMOUNT             FAIR VALUE
                                   --------           ----------         ----------            ----------
                                                               (In millions)
        Mortgage Loan               $  37.7             $  40.0             $  38.9             $  39.0

The fair values for the mortgage loan were based on estimated present value of the remaining payments, utilizing risk-adjusted market interest rates of similar instruments at the balance sheet dates.

                              Hard Disk Drive Group

NOTE 3. INVENTORIES

Inventories consisted of:

                                                                MARCH 31,
                                                    -------------------------------
                                                      2001                   2000
                                                    --------               --------
                                                             (In thousands)
        Materials and purchased parts               $ 31,083               $  7,387
        Work in process                                  958                  5,299
        Finished goods                               147,156                109,661
                                                    --------               --------
                                                    $179,197               $122,347
                                                    ========               ========


NOTE 4. PROPERTY, PLANT AND EQUIPMENT

Property, plant, and equipment consisted of:


                                                                                 MARCH 31,
                                                                     ----------------------------------
                                                                        2001                     2000
                                                                     ---------                ---------
                                                                               (In thousands)
        Machinery and equipment                                      $ 209,562                $ 253,986
        Furniture and fixtures                                          24,880                   28,483
        Buildings and leasehold improvements                            99,729                   90,470
        Land                                                             4,273                    4,283
                                                                     ---------                ---------
                                                                       338,444                  377,222
        Less accumulated depreciation and amortization                (199,878)                (218,674)
                                                                     ---------                ---------
                                                                     $ 138,566                $ 158,548
                                                                     =========                =========


NOTE 5. SPECIAL CHARGE

During the second quarter of fiscal year 2000, HDD recorded a special charge of $59.4 million. The charge reflected HDD's strategy to modify the hard disk drive business to more closely align product development and the business' operating model with the requirements of the rapidly growing low-cost PC market. The special charge was associated primarily with streamlining HDD's logistics model in order to create a faster and more flexible fulfillment system, changes in customer service strategy and consolidation of certain product development programs.

                              Hard Disk Drive Group

NOTE 5. SPECIAL CHARGE (CONTINUED)

The special charge consisted of $26.4 million related to facilities costs, $13.2 million in asset write-offs related to streamlining the global logistics model and changes in customer service strategy, $7.8 million in severance and benefits for terminated employees, and approximately $12 million in other costs associated with the plan.

The facilities costs noted above include lease payments on facilities to be vacated in and around Milpitas, California and Singapore, the write-off of related leasehold improvements, and other maintenance expenses associated with the vacated facilities. The affected facilities were vacated by the end of the third quarter of fiscal year 2001.

Subsequent to the end of the second quarter fiscal year 2000, HDD revised its estimate of costs required to implement the restructuring plan. HDD estimated that severance and benefits, inventory and other costs, which included the disposition of additional capital assets, would be more than previously estimated as a result of the planned changed in the customer service strategy. HDD also estimated that costs associated with vacating the leased facilities would be less than previously estimated as a result of disposing of a major facility earlier than previously expected. Accordingly HDD reallocated amounts between these categories during the second half of fiscal year 2000.

In the second quarter of fiscal year 2001, HDD reversed $15.9 million as a special charge benefit on the statement of operations. This reversal was primarily due to negotiated lease cancellations and reduced severance and benefits due to the attrition and redeployment of certain employees.

In connection with the charge, HDD reduced its workforce by approximately 500 employees. In addition, approximately 100 open and budgeted positions were eliminated. The reduction in force primarily impacted employees at HDD's drive configuration centers and warehouses in Milpitas, California and Dundalk, Ireland and employees within the desktop drive business

As of March 31, 2001, HDD incurred $11 million in cash expenditures associated with employee severance and benefits, facilities and other costs. HDD expects to incur additional cash expenditures associated with the plan of approximately $4.4 million.

                              Hard Disk Drive Group

NOTE 5. SPECIAL CHARGE (CONTINUED)

The following table summarizes activity related to the special charge at March 31, 2001:


                                        SEVERANCE
                                           AND          FACILITIES
                                         BENEFITS          COSTS        INVENTORY      OTHER COSTS         TOTAL
                                        ---------       ----------      ---------      -----------       --------
                                                                       (In thousands)
          Special charge provision       $  7,833        $ 26,359        $ 13,214        $ 12,000        $ 59,406
          Cash Payments                    (3,906)         (1,394)             --          (1,663)         (6,963)
          Non-cash charges                     --          (5,646)        (15,588)         (8,800)        (30,034)
          Adjustments                       1,166          (7,852)          2,374           4,312              --
                                        ---------       ---------       ---------      ----------        --------
        Balance at March 31, 2000           5,093          11,467              --           5,849          22,409
          Cash Payments                    (2,661)           (728)             --            (422)         (3,811)
          Non-cash charges                     --          (1,650)             --           3,344           1,694
          Special charge benefit           (2,284)         (7,787)             --          (5,785)        (15,856)
                                        ---------       ---------       ---------      ----------        --------
        Balance at March 31, 2001        $    148        $  1,302        $     --        $  2,986        $  4,436
                                        =========       =========       =========      ==========        ========

During fiscal 2001, HDD incurred $18.4 million of merger costs in connection with the disposition of HDD to Maxtor. These costs related mainly to professional and legal fees.

NOTE 6. LOSS FROM INVESTEE

On May 16, 1997, HDD sold a controlling interest in its recording heads operations to MKE, thereby forming a recording heads joint venture with MKE, MKE-Quantum Components LLC ("MKQC"). The operations were involved in the research, development, and manufacture of MR recording heads used in HDD's hard disk drive products manufactured by MKE.

HDD contributed recording heads assets and operations, and leased certain premises to MKQC. The recording heads assets that Quantum contributed to MKQC consisted of inventory, equipment, accounts receivable, and intangibles, which aggregated $211 million. MKQC assumed $51 million of debt payable to Quantum and assumed $24 million of third-party liabilities. MKE paid Quantum $94 million and contributed $110 million to MKQC in exchange for a 51% majority ownership interest in MKQC. Quantum retained a 49% minority ownership interest in MKQC. Quantum employees who were involved in the recording heads operations became employees of MKQC.

MKE and Quantum shared pro rata in MKQC's results of operations and agreed to share pro rata in any capital funding requirements.

Subsequent to May 16, 1997, HDD accounted for its 49% interest in MKQC using the equity method of accounting. The results of HDD's involvement in recording heads through May 15, 1997, were combined.

                              Hard Disk Drive Group

NOTE 6. LOSS FROM INVESTEE (CONTINUED)

Quantum provided support services to MKQC. The support services were mainly finance, human resources, legal, and computer support. MKQC reimbursed Quantum for the estimated cost of the services.

On October 28, 1998, Quantum and MKE agreed to dissolve MKQC because MKQC had not been able to produce MR recording heads on a cost-effective basis. In connection with the dissolution, MKE took control and ownership of MKQC's manufacturing operations in Batam, Indonesia; MKQC's domestic operations ceased; and its domestic assets were liquidated. In the third quarter of fiscal year 1999, HDD recorded a $101 million loss from investee which includes a write-off of HDD's investment in MKQC; a write-down of HDD's interest in facilities in Louisville, Colorado, and Shrewsbury, Massachusetts that were occupied by MKQC; warranty costs resulting from MR recording heads manufactured by MKQC; and HDD's 49% pro rata share in funding MKQC's repayment of its obligations, primarily bank debt, accounts payable, and other liabilities through the completion of liquidation of MKQC.

MKQC's unaudited net loss for the six months ended September 27, 1998 was $84 million on revenue of $62 million. The Hard Disk Drive group's 49% interest in the net loss was $41 million.

NOTE 7 CREDIT AGREEMENTS, LONG-TERM DEBT AND CONVERTIBLE SUBORDINATED DEBT

HDD's debt includes the following:


                                                  March 31,
                                           -------------------------
                                             2001             2000
                                           -------           -------
                                                (In thousands)
        Mortgage                           $37,740           $38,871
        Less: Short term portion             1,132             1,033
                                           -------           -------
        Long Term Portion                  $36,608           $37,838
                                           =======           =======

In September 1996, Quantum entered into a $42 million mortgage related to certain domestic facilities at an effective interest rate of approximately 10.1%. The term of the mortgage is 10 years, with monthly payments based on a 20-year amortization period, and a balloon payment at the end of the 10 year term. The debt is secured by specific real estate.

                              Hard Disk Drive Group

NOTE 7. CREDIT AGREEMENTS, LONG-TERM DEBT AND CONVERTIBLE SUBORDINATED DEBT (CONTINUED)

Principal payments required on HDD's long term debt outstanding at March 31, 2001 are $1.1 million in fiscal year 2002, $1.3 million in fiscal year 2003, $1.5 million in fiscal year 2004, $1.6 million in 2005, $1.8 million in 2006 and an aggregate of $30.4 million thereafter.

NOTE 8. COMMON STOCK REPURCHASE

During fiscal year 2000, the Board of Directors authorized Quantum to repurchase up to $700 million of Quantum's common stock in open market or private transactions. Of the total repurchase authorization, $600 million was authorized for repurchase of either Quantum, DSS or HDD common stock. An additional $100 million was authorized for repurchase of HDD common stock.

Since the beginning of the authorization through March 31, 2001, Quantum has repurchased a total of 13.5 million shares of HDD common stock for a total of $116 million. For the year ended March 31, 2001, Quantum repurchased 10 million shares of HDD common stock for a total of $95 million.

NOTE 9. STOCK INCENTIVE PLANS

As a result of the recapitalization, each outstanding stock option under Quantum's stock option plans was converted into separately exercisable options to acquire one share of DLT & Storage Systems group stock and one-half of a share of Hard Disk Drive group stock. The exercise price for the resulting DSS stock options and HDD stock options was calculated by multiplying the exercise price under the original options by a fraction, the numerator of which was the opening price of DSS stock or HDD stock on August 4, 1999 (the date such stocks were first traded on the New York Stock Exchange) and the denominator of which was the sum of these DSS and HDD stock prices. However, the aggregate intrinsic value of the options was not increased, and the ratio of the exercise price per option to the market value per share was not reduced. In addition, the vesting provisions and option periods of the original grants remained the same upon conversion.

                              Hard Disk Drive Group

NOTE 9. STOCK INCENTIVE PLANS (CONTINUED)

LONG-TERM INCENTIVE PLAN

Quantum has a Long-Term Incentive Plan (the "Plan") that provides for the issuance of stock options, stock appreciation rights, stock purchase rights, and long-term performance awards (collectively referred to as "options") to employees, consultants, officers and affiliates of Quantum. The Plan has reserved for future issuance 11.7 million shares of HDD stock, and allows for an annual increase in the number of shares available for issuance, subject to a limitation. Available for grant as of March 31, 2001, were 0.9 million shares of HDD stock. Options under the Plan generally expire no later than ten years from the grant date and generally vest over four years. Restricted stock granted under the Plan generally vests over two to three years.

In fiscal years 2001, 2000 and 1999, HDD recorded compensation expense of $710,000, $1,070,000 and $985,000, respectively, related to restricted stock granted pursuant to stock purchase rights under the Plan.

In fiscal years 2000 and 1999, Quantum granted 99,800 shares and 157,200 shares, respectively, of Quantum Corporation restricted stock under the Plan at an exercise price of $0.01 per share. Additionally, 1,000 shares and 155,800 shares of HDD restricted stock were granted during fiscal years 2001 and 2000, respectively, at an exercise price of $.01 per share.

SUPPLEMENTAL PLAN

Quantum has a Supplemental Stock Option Plan (the "SSOP") that provides for the issuance of stock options and stock purchase rights (collectively referred to as "options") to employees and consultants of Quantum. The SSOP has available and reserved for future issuance 3.8 million shares of HDD stock. Options under the SSOP generally vest over two to four years and expire ten years after the grant date. At March 31, 2001, options with respect to 0.5 million shares of HDD stock were available for grant. Restricted stock granted under the SSOP generally vests over two to three years. In fiscal years 2001 and 2000, HDD recorded compensation expense of $5,067,000 and $1,423,000, respectively, related to HDD restricted stock granted pursuant to stock purchase rights under the SSOP. In fiscal years 2001 and 2000, 77,000 shares and 1.5 million shares of HDD restricted stock, respectively, were granted under the SSOP at an exercise price of $.01 per share.

                              Hard Disk Drive Group

NOTE 9. STOCK INCENTIVE PLANS (CONTINUED)

STOCK OPTION PLANS

Quantum has Stock Option Plans (the "Plans") under which 2.4 million shares of HDD stock, were reserved for future issuance at March 31, 2001 to employees, officers and directors of Quantum. Options under the Plans are granted at prices determined by the Board of Directors, but at not less than the fair market value, and accordingly no compensation accounting has been required at the original date of grant. Options currently expire no later than ten years from the grant date and generally vest ratably over one to four years. At March 31, 2001, options with respect to 170,000 shares of HDD stock, were available for grant.

STOCK OPTION SUMMARY INFORMATION

A summary of activity relating to Quantum's stock option plans (exclusive of DSS share activity) follows:


                                                             YEAR ENDED
                                                            MARCH 31, 1999
                                                      ------------------------------
                                                                        WEIGHTED-
                                                      SHARES             AVERAGE
                                                      (000S)          EXERCISE PRICE
                                                      ------          --------------
        Outstanding at beginning of period            17,005            $   12.09
        Granted                                       10,781            $   21.51
        Canceled                                      (1,880)           $   22.63
        Exercised                                     (2,530)           $    7.23
                                                      ------
        Outstanding at end of period                  23,376            $   14.68
                                                      ------
        Exercisable at end of period                  11,786            $   10.65
                                                      ------

                              Hard Disk Drive Group

NOTE 9. STOCK INCENTIVE PLANS (CONTINUED)

STOCK OPTION SUMMARY INFORMATION (CONTINUED)


                                                                      YEAR ENDED MARCH 31, 2000
                                                 ------------------------------------------------------------------------
                                                   PERIOD FROM APRIL 1, 1999 TO           PERIOD FROM AUGUST 4, 1999 TO
                                                        AUGUST 3, 1999                           MARCH 31, 2000
                                                 ---------------------------------        -------------------------------
                                                      QUANTUM CORPORATION                     HARD DISK DRIVE GROUP
                                                 ---------------------------------        -------------------------------
                                                                      WEIGHTED-                              WEIGHTED-
                                                  SHARES               AVERAGE            SHARES              AVERAGE
                                                  (000S)            EXERCISE PRICE        (000S)           EXERCISE PRICE
                                                 ---------          --------------        ------           --------------
        Outstanding at beginning of
          period                                  23,376              $   14.68           13,206              $   4.80
        Granted                                    4,719              $   18.91            7,430              $   6.19
        Canceled                                    (585)             $   18.56           (1,789)             $   6.39
        Exercised                                 (1,098)             $    8.87           (1,961)             $   3.06
                                                 ---------                                ------
        Outstanding at end of period              26,412              $   15.58           16,886              $   5.37
                                                 ---------                                ------
        Exercisable at end of period              13,037              $   11.95            6,407              $   4.23
                                                 ---------                                ------


                                                                  YEAR ENDED
                                                                MARCH 31, 2001
                                                        --------------------------------
                                                           HARD DISK DRIVE GROUP
                                                        --------------------------------
                                                                            WEIGHTED-
                                                        SHARES               AVERAGE
                                                        (000S)            EXERCISE PRICE
                                                        ------            --------------
        Outstanding at beginning of period              16,886              $    5.37
        Granted                                          5,906              $   11.01
        Canceled                                        (1,744)             $    8.13
        Exercised                                       (5,636)             $    3.80
                                                        ------
        Outstanding at end of period                    15,412              $    7.76
                                                        ------
        Exercisable at end of period                     7,685              $    6.31
                                                        ------

                              Hard Disk Drive Group

NOTE 9. STOCK INCENTIVE PLANS (CONTINUED)

STOCK OPTION SUMMARY INFORMATION (CONTINUED)

The exercise prices for options outstanding at March 31, 2001, range from $0.01 to $11.63 for HDD stock.

In fiscal years 2001, 2000 and 1999, compensation expense of $98,000, $93,000 and $729,000, respectively, was recorded in connection with accelerated vesting of HDD stock options under the Plans.

The following tables summarize information about HDD options outstanding and exercisable at March 31, 2001:


                                                             OUTSTANDING OPTIONS
                                      ----------------------------------------------------------------
                                          SHARES                   WEIGHTED-
                                      OUTSTANDING AT               AVERAGE
                                         MARCH 31,                 REMAINING              WEIGHTED-
                                           2001                    CONTRACTUAL             AVERAGE
  RANGE OF EXERCISE PRICES                (000S)                      LIFE              EXERCISE PRICE
  ------------------------            --------------         -------------------        --------------
        $0.01 - $5.85                     4,443                       5.98                $    4.09
        $5.87 - $8.25                     5,934                       8.18                $    7.61
        $8.28 - $11.63                    5,032                       9.25                $   11.17
                                         ------
                                         15,409                       7.90                $    7.76
                                         ======


                                             OPTIONS EXERCISABLE
                                    -----------------------------------------
                                        SHARES
                                    OUTSTANDING AT
                                       MARCH 31,                 WEIGHTED-
                                         2001                     AVERAGE
   RANGE OF EXERCISE PRICES             (000S)                 EXERCISE PRICE
   ------------------------         ---------------            --------------
         $0.01 - $5.85                   3,500                   $    3.69
         $5.87 - $8.25                   3,192                   $    7.64
        $8.28 - $11.63                     993                   $   11.25
                                         -----
                                         7,685                   $    6.31
                                         =====

                              Hard Disk Drive Group

NOTE 9. STOCK INCENTIVE PLANS (CONTINUED)

STOCK OPTION SUMMARY INFORMATION (CONTINUED)

Expiration dates ranged from April 15, 2001 to June 21, 2011 for options outstanding at March 31, 2001. Prices for options exercised during the three-year period ended March 31, 2001, are as follows:

                                                 PERIOD                       PRICE RANGE
                                  ------------------------------------      --------------
        Quantum Corporation       April 1, 1998 through August 3, 1999      $0.01 - $23.94
        Hard Disk Drive Group     August 4, 1999 through March 31, 2001     $0.01 - $14.50

Proceeds received by Quantum from exercises are credited to common stock and capital in excess of par value. (Referred to as "other" in the Statement of Group Equity)

STOCK PURCHASE PLAN

Quantum has an employee stock purchase plan (the "Purchase Plan") that allows for the purchase of stock at 85% of fair market value at the date of grant or the exercise date, whichever value is less. The Purchase Plan is qualified under
Section 423 of the Internal Revenue Code. Of the 14.1 million HDD shares authorized to be issued under the plan, 1,315,000 shares, were available for issuance at March 31, 2001. Employees purchased 2,555,000 shares and 829,000 shares of Quantum Corporation common stock under the Purchase Plan in fiscal years 1999 and 2000, respectively. Additionally, employees purchased 1,059,000 shares and 571,000 of HDD stock in fiscal years 2001 and 2000, respectively.

The weighted average exercise prices of Quantum Corporation stock purchased under the Purchase Plan were $16.16 and $9.41, in fiscal years 2000 and 1999, respectively. The weighted average exercise prices of HDD stock purchased under the Purchase Plan were $5.93 and $5.03 in fiscal years 2001 and 2000, respectively.

                       Hard Disk Drive Group

NOTE 9. STOCK INCENTIVE PLANS (CONTINUED)

PRO FORMA INFORMATION

Quantum adopted SFAS No. 123, "Accounting for Stock-Based Compensation" in fiscal year 1997. Quantum has elected to continue to account for its stock-based compensation plans under APB Opinion No. 25 and disclose the pro forma effects of the plans on net income and earnings per share as provided by SFAS No. 123. Accordingly, no compensation expense has been recognized for the stock option plans and the employee stock purchase plans as all options have been issued at fair market value.

Pro forma net income and earnings per share information, as required by SFAS No. 123, have been determined as if Quantum had accounted for its employee stock options (including shares issued under the Long-Term Incentive Plan, Supplemental Plan, Stock Option Plans, and the Stock Purchase Plan, collectively called "options") granted subsequent to March 31, 1995, under the fair value method of that statement.

The fair value of options granted in fiscal years 2001, 2000 and 1999 reported below have been estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:


                                                                      QUANTUM CORPORATION
                                           ------------------------------------------------------------------------
                                             LONG-TERM INCENTIVE PLAN,
                                            SUPPLEMENTAL PLAN AND STOCK
                                                     OPTION PLANS                        STOCK PURCHASE PLAN
                                           -------------------------------          -------------------------------
                                           FISCAL 2000         FISCAL 1999          FISCAL 2000         FISCAL 1999
                                           -----------         -----------          -----------         -----------
        Option life (in years)                 2.8                 3.1                 1.1                 1.4
        Risk-free interest rate               5.19%               5.52%               5.57%               5.85%
        Stock price volatility                0.65                0.61                0.62                0.56
        Dividend yield                          --                  --                  --                  --


                                                                    HARD DISK DRIVE GROUP
                                           -----------------------------------------------------------------------
                                               LONG-TERM INCENTIVE PLAN,
                                             SUPPLEMENTAL PLAN AND STOCK
                                                     OPTION PLANS                      STOCK PURCHASE PLAN
                                           -------------------------------         -------------------------------
                                           FISCAL 2001         FISCAL 2000         FISCAL 2001         FISCAL 2000
                                           -----------         -----------         -----------         -----------
        Option life (in years)                 3.2                 3.5                 1.2                1.51
        Risk-free interest rate               5.30%               6.27%               5.89%               5.57%
        Stock price volatility                0.79                0.68                0.70                0.63
        Dividend yield                          --                  --                  --                  --

                              Hard Disk Drive Group

NOTE 9. STOCK INCENTIVE PLANS (CONTINUED)

PRO FORMA INFORMATION (CONTINUED)

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because Quantum's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of the options.

The following is a summary of weighted-average grant date fair values:


                                                                           QUANTUM CORPORATION
                                                                      ------------------------------
                                                                             WEIGHTED-AVERAGE
                                                                          GRANT DATE FAIR VALUE
                                                                      ------------------------------
                                                                           YEAR ENDED MARCH 31,
                                                                         2000                 1999
                                                                      ---------            ---------
        Options granted under the Long-Term Incentive
         Plan, Supplemental Plan and Stock Option Plans               $    8.55            $    9.86
        Restricted stock granted under the Long-Term
         Incentive Plan and Supplemental Plan                         $   18.99            $   22.40
        Shares granted under the Stock Purchase Plan                  $    7.85            $    4.86

                              Hard Disk Drive Group

NOTE 9. STOCK INCENTIVE PLANS (CONTINUED)

PRO FORMA INFORMATION (CONTINUED)


                                                                         HARD DISK DRIVE GROUP
                                                                      ----------------------------
                                                                           WEIGHTED-AVERAGE
                                                                         GRANT DATE FAIR VALUE
                                                                      ----------------------------
                                                                          YEAR ENDED MARCH 31,
                                                                        2001                2000
                                                                      --------            --------
        Options granted under the Long-Term Incentive
         Plan, Supplemental Plan and Stock Option Plans               $   6.14            $   4.16
        Restricted stock granted under the Long-Term
         Incentive Plan and Supplemental Plan                         $   9.35            $   7.98
        Shares granted under the Stock Purchase Plan                  $   3.04            $   2.73

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. Quantum's pro forma net income (loss) and net income (loss) per share follows:


                                                      QUANTUM CORPORATION
                                            ---------------------------------------
                                             PERIOD FROM
                                            APRIL 1, 1999,              YEAR ENDED
                                             TO AUGUST 3,                MARCH 31,
                                                 1999                      1999
                                            --------------              -----------
        Net loss (in thousands)               $  (32,227)               $  (83,964)
        Net loss per share:
         Basic and diluted                    $    (0.19)               $    (0.52)

                              Hard Disk Drive Group

NOTE 9. STOCK INCENTIVE PLANS (CONTINUED)

PRO FORMA INFORMATION (CONTINUED)


                                                     HARD DISK DRIVE GROUP
                                              ---------------------------------------
                                                                        PERIOD FROM
                                              YEAR ENDED                 AUGUST 4,
                                               MARCH 31,               1999, TO MARCH
                                                 2001                    31, 2000
                                              -----------              --------------
        Net loss (in thousands)               $  (31,267)               $  (35,678)
        Net loss per share:
         Basic and diluted                    $    (0.40)               $    (0.43)

Since the DSS stock and HDD stock were not part of the capital structure of Quantum prior to the recapitalization on August 3, 1999 and no HDD stock options were outstanding prior to this date, pro forma information for HDD for fiscal years 1999 is omitted. Accordingly, the pro forma effect of HDD stock options is not representative of what the effect will be in future years.

As SFAS No. 123 is applicable only to options granted subsequent to March 31, 1995, its pro forma effect has only been fully reflected in fiscal year 2001.

NOTE 10. COMMON STOCK

The number of authorized shares of common stock of Quantum is 1,600,000,000, of which 1,000,000,000 shares are authorized for DSS common stock and 600,000,000 shares are authorized for HDD common stock. The number of authorized shares of preferred stock of Quantum is 20,000,000. As of March 31, 2001 and 2000, there were 80 million shares and 84 million shares, respectively, of HDD common stock outstanding.

As of March 31, 2001, existing HDD stockholders had the right to purchase one one-thousandth of a share of Series C Junior Participating Preferred Stock for each share of HDD common stock held or, under certain circumstances, shares of HDD common stock with a market value twice the exercise price of such right. As a result of disposition of HDD to Maxtor on April 2, 2001, Quantum has amended the Rights Plan to remove the provisions applicable to HDD.

                              Hard Disk Drive Group

NOTE 11. ACQUISITIONS

On September 10, 1999, Quantum completed the acquisition of Meridian Data, Inc. ("Meridian"), a developer and manufacturer of network attached storage appliances for the PC local area network environment. In connection with the acquisition 2 million shares of HDD common stock and 4.1 million shares of DSS common stock (including the reissuance of treasury shares) were exchanged for all outstanding shares of Meridian, and outstanding Meridian stock options were converted into options to purchase 315,000 shares of HDD common stock and 630,000 shares of DSS common stock.

On September 28, 1998, Quantum completed the acquisition of ATL Products, Inc. ("ATL"), a company that designs, manufactures, markets and services tape automation systems for the networked computer market. In connection with the acquisition 16.9 million shares of Quantum common stock (including the reissuance of treasury shares) were exchanged for all outstanding shares of ATL, and outstanding ATL stock options were converted into options to purchase 1.8 million shares of Quantum common stock. As a result of the tracking stock recapitalization, the 16.9 million shares of Quantum common stock were converted into 8.45 million shares of HDD common stock and 16.9 million shares of DSS common stock, and the options to purchase Quantum common stock were converted into options to purchase 900,000 shares of HDD common stock and 1.8 million shares of DSS common stock.

The acquisitions of both Meridan and ATL related solely to the DSS operations and, accordingly, have not been reflected in the combined financial statements of HDD, with the exception of the HDD shares issued as partial consideration in the acquisitions and the corresponding impact to the receivable from DSS.

                              Hard Disk Drive Group

NOTE 12. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive income (loss) included in group equity on the combined balance sheets of HDD consists of unrealized gains (losses) on available for sale investments and foreign currency translation adjustments. The components of accumulated other comprehensive income (loss), net of income taxes, were as follows (in thousands):


                                                            March 31,            March 31,
                                                              2001                 2000
                                                            ---------            ---------
        Unrealized gain on investments                      $  2,695             $ 18,023
        Foreign currency translation adjustments              (7,103)              (1,062)
                                                            ---------            ---------
                                                            $ (4,408)            $ 16,961
                                                            =========            =========

NOTE 13. NET INCOME (LOSS) PER SHARE

Net income (loss) per share was calculated on a consolidated basis until DSS stock and HDD stock were created as a result of the recapitalization on August 3, 1999. Subsequent to this date, net income (loss) per share was computed individually for DSS and HDD.

                              Hard Disk Drive Group

NOTE 13. NET INCOME (LOSS) PER SHARE (CONTINUED)

The following tables set forth the computation of basic and diluted net loss per share for HDD after the recapitalization date:


                                                                                         PERIOD FROM
                                                                    YEAR ENDED          AUGUST 4, 1999
                                                                     MARCH 31,           TO MARCH 31,
                                                                       2001                 2000
                                                                    ----------          --------------
                                                                             (In thousands,
                                                                         except per share data)
        Numerator:
         Numerator for basic and diluted net loss per
           share -- loss available to common stockholders            $ (6,760)            $(27,549)
                                                                    ---------             --------

        Denominator:
         Denominator for basic and diluted net loss per
           share -- weighted average shares                            78,407               83,018
                                                                    ---------             --------
        Basic and diluted net loss per share                         $  (0.09)            $  (0.33)
                                                                    ---------             --------

Options to purchase 15,408,994 shares of HDD common stock were outstanding for the fiscal year ended March 31, 2001. However, the corresponding weighted average outstanding options were not included in the computation of diluted net loss per share because the effect would have been antidilutive.

Options to purchase 16,885,729 shares of HDD common stock were outstanding at March 31, 2000. However, the corresponding weighted average outstanding options were not included in the computation of diluted net loss per share for HDD for the period August 4, 1999 through March 31, 2000, because the effect would have been antidilutive.

                              Hard Disk Drive Group

NOTE 14. SAVINGS AND INVESTMENT PLAN

Substantially all of the regular domestic employees are eligible to make contributions to Quantum's 401(k) savings and investment plan. Quantum matches a percentage of the employees' contributions and may also make additional discretionary contributions to the plan. Quantum's aggregate contributions were $8 million, $9 million and $7 million, in fiscal years 2001, 2000 and 1999, respectively.

NOTE 15. INCOME TAXES

The Hard Disk Drive group income tax benefit consists of the following:

                                         YEARS ENDED MARCH 31,
                               ---------------------------------------
                                  2001           2000          1999
                               ---------      ---------      ---------
                                          (In thousands)
        Federal:
         Current               $      --      $ (80,020)     $(125,940)
         Deferred                (19,891)        (8,059)        20,682
                               ---------      ---------      ---------
                                 (19,891)       (88,079)      (105,258)
        State:
         Current                      --        (13,933)       (23,574)
         Deferred                 (3,609)        (1,475)         2,344
                               ---------      ---------      ---------
                                  (3,609)       (15,408)       (21,230)
        Foreign:
         Current                  22,671         37,391         18,021
         Deferred                 (2,071)        (7,315)        (3,510)
                               ---------      ---------      ---------
                                  20,600         30,076         14,511
                               ---------      ---------      ---------
        Income tax benefit     $  (2,900)     $ (73,411)     $(111,977)
                               =========      =========      =========

The tax benefits associated with nonqualified stock options, disqualifying dispositions of incentive stock options, and employee stock purchase plan shares increase refundable taxes as shown above by $8 million, $5 million, and $6 million in fiscal years 2001, 2000 and 1999, respectively. Such benefits are credited to group equity when realized.

                              Hard Disk Drive Group

NOTE 15. INCOME TAXES (CONTINUED)

The Hard Disk Drive group's income tax provision differs from the amount computed by applying the federal statutory rate of 35% to income (loss) before income taxes as follows:

                                                             YEARS ENDED MARCH 31,
                                                  ----------------------------------------
                                                    2001            2000          1999
                                                  ---------      ---------      ---------
                                                                (In thousands)
        Tax benefit at federal statutory rate     $  (3,383)     $ (62,362)     $ (92,576)
        State income tax benefit, net of
         federal effect                              (2,346)       (10,015)       (13,800)
        Research and development credit              (5,046)        (3,298)        (1,631)
        Foreign earnings taxed at rates
         different than U.S. rates                       --             --         (5,004)
        Non-deductible merger costs                   6,483             --             --
        Other items                                   1,392          2,264          1,034
                                                  ---------      ---------      ---------
                                                  $  (2,900)     $ (73,411)     $(111,977)
                                                  =========      =========      =========

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                              Hard Disk Drive Group

NOTE 15.  INCOME TAXES (CONTINUED)

Significant components of deferred tax assets and liabilities are as follows:


                                                                YEARS ENDED MARCH 31,
                                                              ------------------------
                                                                 2001           2000
                                                              ---------      ---------
                                                                   (In thousands)
        Deferred tax assets:
         Inventory valuation methods                          $   7,771      $  18,043
         Accrued warranty expense                                14,217         14,251
         Distribution reserves                                    6,702         14,909
         Restructuring and special charges                        4,238         14,538
         Net operating loss and credit carryforwards             85,689         18,139
         Other accruals and reserves not currently
           deductible for tax purposes                           20,105         19,096
         Depreciation methods                                    71,583         59,990
         Amortization methods                                    15,112         28,091
                                                              ---------      ---------
                                                                225,417        187,057
        Deferred tax liabilities:
         Foreign inventory valuation methods                     (4,440)        (6,495)
         Tax on un-remitted foreign earnings net of
           foreign tax credits and foreign deferred taxes      (106,375)      (130,671)
         Other                                                  (12,273)       (12,935)
                                                              ---------      ---------
                                                               (123,088)      (150,101)
                                                              ---------      ---------
        Net deferred tax asset                                $ 102,329      $  36,956
                                                              =========      =========

HDD's pretax income from foreign operations was $190 million, $120 million, and $139 million for the fiscal years ended March 31, 2001, 2000, and 1999, respectively. U.S. taxes have not been provided for unremitted foreign earnings of $357 million. The residual U.S. tax liability, if such amounts were remitted, would be approximately $78 million.

As of March 31, 2001, HDD has net operating loss carryforwards of $36 million and credit carryforwards of $44 million. These carryforwards expire in varying amounts between fiscal years 2013 and 2019.

                              Hard Disk Drive Group

NOTE 16. LITIGATION

On August 7, 1998, Quantum was named as one of several defendants in a patent infringement lawsuit filed in the U.S. District Court for the Northern District of Illinois, Eastern Division. The plaintiff, Papst Licensing GmbH, owns at least 26 United States patents having claims which Papst has asserted are or have been infringed by Quantum's hard disk drive products. In October 1999 the case was transferred to a federal district court in New Orleans, Louisiana, where it has been joined with similar suits brought by Papst against Maxtor Corporation and Minebea Company, Ltd., for purposes of coordinated discovery under multi-district litigation rules. IBM was sued by Papst in New Orleans, and this suit has been added to the multi-district proceedings. As part of Quantum's disposition of its Hard Disk Drive business to Maxtor Corporation, Maxtor has agreed to assume defense of Quantum's hard disk drive business disposed to Maxtor, and to indemnify Quantum in this litigation going forward. There is no guarantee that Maxtor would have sufficient resources to indemnify Quantum in the event that Papst prevails in the lawsuit against the Quantum pre-merger hard disk drive products. If Maxtor were unable for any reason to indemnify Quantum in accordance with the merger agreement, the outcome of this litigation would be uncertain and the costs to Quantum could be substantial.

Quantum is also subject to other legal proceedings and claims that arise during the ordinary course of its business. While management currently believes that the amount of ultimate liability, if any, with respect to these actions and claims will not materially affect the financial position, results of operations, or liquidity of Quantum, the ultimate outcome of any litigation is uncertain. Were an unfavorable outcome to occur, the impact could be material to Quantum.

NOTE 17. COMMITMENTS

Quantum leases certain facilities for HDD's use under non-cancelable operating lease agreements for periods of up to 15 years. Some of the leases have renewal options ranging from one to ten years and contain provisions for maintenance, taxes, or insurance.

HDD's rent expense was $17 million for the fiscal year ended March 31, 2001 and $22 million for the fiscal years ended March 31, 2000 and 1999.

                              Hard Disk Drive Group

NOTE 17. COMMITMENTS (CONTINUED)

Future minimum lease payments under operating leases are as follows (in thousands):

        Year ended March 31,
           2002                                           $ 21,188
           2003                                             20,353
           2004                                             18,559
           2005                                             16,807
           2006                                             16,593
        Thereafter                                         107,838
                                                          --------
        Total future minimum lease payments               $201,338
                                                          ========

NOTE 18. BUSINESS UNITS AND GEOGRAPHIC INFORMATION

The Hard Disk Drive group currently has two primary product lines, desktop hard disk drives and high-end hard disk drives. HDD has two separate business units that support these two product lines. In addition, through May 15, 1997, recording heads were manufactured by HDD and were used only in HDD's hard disk drives.

The desktop business unit designs, develops and markets desktop hard disk drives designed to meet the storage requirements of entry-level to high-end desktop personal computers in home and business environments. The high-end business unit designs, develops and markets high-end hard disk drives designed to meet the storage requirements of network servers, workstations and storage subsystems.

HDD's recording heads business through May 15, 1997 was reported in HDD's combined operations. Effective May 16, 1997, MKE acquired a 51% interest in HDD's recording heads business which became part of a joint venture with MKE. HDD accounted for its 49% interest in the joint venture using the equity method. On October 28, 1998, the joint venture was dissolved and a charge was recorded to write-off assets and recognize obligations related to the dissolution. For more information on the loss from investee see Note 6 of the Notes to Combined Financial Statements.

                              Hard Disk Drive Group

NOTE 18. BUSINESS UNITS AND GEOGRAPHIC INFORMATION (CONTINUED)


                                                                  AT OR FOR THE YEAR ENDED
                                                                            MARCH 31,
                                                             -------------------------------------
                                                              2001            2000           1999
                                                             -------        -------        -------
                                                                         (In millions)
        Business unit:
          Desktop
          Revenue                                            $ 2,354        $ 2,785        $ 3,079
          Gross profit                                           231            129            232
          Unit operating loss                                    (48)          (155)           (49)
          Inventory and property, plant and equipment,
            net of accumulated depreciation                      281            205            294
          Expenditures for long-lived assets                      26             37             64

        High-end:
          Revenue                                                692            527            520
          Gross profit (loss)                                    180            101             59
          Unit operating profit (loss)                            24            (36)           (83)
          Inventory and property, plant and equipment,
            net of accumulated depreciation                       37             76             52
          Expenditures for long-lived assets                       9             13             18

        Recording heads:
          Unit operating loss                                     --             --             --
          Loss from investee                                      --             --           (142)
          Inventory and property, plant and equipment,
            net of accumulated depreciation                       --             --             --
          Expenditures for long-lived assets                      --             --             --

                              Hard Disk Drive Group

NOTE 18.  BUSINESS UNITS AND GEOGRAPHIC INFORMATION (CONTINUED)


                                              YEAR ENDED MARCH 31,
                                         -------------------------------
                                          2001         2000        1999
                                         -----        -----        -----
                                                  (In millions)
        Loss reconciliation:
         Total unit operating loss       $ (24)       $(191)       $(132)
         Total loss from investee           --           --         (142)
         Unallocated amounts:
         Interest and other income          14           13           10
                                         -----        -----        -----
        Loss before income taxes         $ (10)       $(178)       $(264)
                                         =====        =====        =====


                                                                 MARCH 31,
                                                            -------------------
                                                             2001         2000
                                                            ------       ------
                                                                (In millions)
        Assets reconciliation:
         Total unit inventory and property, plant and
           equipment, net of accumulated depreciation       $  318       $  281
         Cash and cash equivalents                             404          582
         Marketable securities                                   5           30
         Accounts receivable, net of allowance for
           doubtful accounts                                   259          395
         Deferred taxes                                        102           79
         Other current assets                                   40           58
         Intangible assets, less accumulated
           amortization                                         --            2
         Other assets                                           27           21
                                                            ------       ------
        Total combined assets                               $1,155       $1,448
                                                            ======       ======

Recording heads produced by the recording heads business were transferred to MKE and used in the manufacture of hard disk drives for HDD. The value at which the recording heads were transferred was recorded as an offset to cost of sales by HDD.

                              Hard Disk Drive Group

NOTE 18. BUSINESS UNITS AND GEOGRAPHIC INFORMATION (CONTINUED)

Property plant and equipment, net of accumulated depreciation, included equipment related to research and development, testing and configuration of hard disk drives, logistics, customer service, and administration. Cash and cash equivalents, marketable securities, accounts receivable, intersegment receivables, deferred taxes, other current assets, intangible assets and other assets were not allocated to the business units.

GEOGRAPHIC INFORMATION

Revenue and long-lived assets by region are as follows (revenue is attributed to regions based on the location of customers):

                                                                 YEAR ENDED MARCH 31,
                               ----------------------------------------------------------------------------------------
                                       2001                             2000                           1999
                               ------------------------        ------------------------        ------------------------
                                             LONG-LIVED                      LONG-LIVED                      LONG-LIVED
                               REVENUE         ASSETS          REVENUE         ASSETS          REVENUE         ASSETS
                               ------        ----------        ------        ----------        ------        ----------
                                                                   (In millions)
        United States          $1,199          $  119          $1,470          $  132          $1,630          $  166
        Europe                    819               6             797               7             993              11
        Asia Pacific              942              14             974              21             871              27
        Latin America              86              --              71              --             105              --
                               ------          ------          ------          ------          ------          ------
        Total                  $3,046          $  139          $3,312          $  160          $3,599          $  204
                               ======          ======          ======          ======          ======          ======

One customer accounted for 9% or more of the Hard Disk Drive group's combined revenue in fiscal years 2000 and 1999. Revenue from this customer represented $382 million and $506 million of HDD's combined revenue in the respective periods. Another customer accounted for 10% or more of combined revenue in fiscal year 2001 and 1999. Revenue from this customer represented $356 and $375 million of HDD's combined revenue in the respective periods. Another customer accounted for 10% or more of combined revenue in fiscal years 2000 and 1999. Revenue from this customer represented $418 million and $367 million of HDD's combined revenue in the respective periods. Another customer accounted for 10% or more of combined revenue in fiscal years 2001 and 2000. Revenue from this customer represented $384 million and $322 million of HDD's combined revenue in the respective periods.

                              Hard Disk Drive Group

NOTE 19. SUBSEQUENT EVENT

DISPOSITION OF THE HARD DISK DRIVE GROUP

On October 3, 2000, Quantum entered into a definitive agreement with Maxtor Corporation to combine Maxtor and HDD in an all-stock transaction. The merger agreement resulted in HDD's stockholders receiving on April 2, 2001, 1.52 shares of Maxtor common stock for every share of HDD common stock. The transaction, which was approved by the stockholders of both companies, is expected to be tax-free to Quantum and its stockholders.

In connection with the disposition of HDD to Maxtor, Quantum converted certain HDD stock option and restricted stock awards into shares of DSS restricted stock or options to purchase DSS common stock (DSS common stock is essentially Quantum common stock after the disposition of HDD). Employees remaining with Quantum after the disposition of HDD and employees terminated as a result of the disposition, but not going to Maxtor, had certain of their HDD awards representing approximately 7.8 million shares of HDD stock converted.